                                                                EXHIBIT 4(d)(13)


                             FORBEARANCE AGREEMENT


     THIS FORBEARANCE AGREEMENT is made as of February 25, 1999 by and among TEXFI INDUSTRIES, INC., a Delaware corporation (the "Borrower"), BANKBOSTON, N.A. and THE CIT GROUP/COMMERCIAL SERVICES, INC. (the "Lenders") and BANKBOSTON, N.A., as the agent (the "Agent") for the Lenders, BANCBOSTON LEASING INC., a Massachusetts corporation ("BBL"), and BACK BAY CAPITAL FUNDING LLC, a Delaware limited liability company ("Back Bay").

                             Preliminary Statement
                             ---------------------

     The Borrower, the Lenders and the Agent are parties to a Loan and Security Agreement dated as of August 28, 1998 (as amended and in effect on the date hereof, the "Loan Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined). The Borrower and BBL are parties to various equipment leases (the "Equipment Leases"). The Borrower and Back Bay are parties to a Term Loan and Security Agreement dated as of August 28 1998 (as amended, modified, supplemented or restated and in effect from time to time, the "Back Bay Agreement").

     Events of Default have occurred and are continuing under the Loan Agreement as described on Schedule 1. The Borrower has failed to make timely payment of February rentals due and owing under the Equipment Leases, which failure is a default thereunder. "Events of Default" have also occurred and are continuing under the Back Bay Agreement as described on Schedule 2 (the "Back Bay Defaults"). All Events of Default and Back Bay Defaults referred to in this paragraph and any continuation or repetition of such specified Events of Default or Back Bay Defaults and the February payment default under the Equipment Leases, are referred to hereinafter as the "Forbearance Defaults."

     The Borrower has requested, and the Lenders and the Agent under the Loan Agreement, BBL under the Equipment Leases and Back Bay under the Back Bay Agreement have agreed, upon and subject to all of the terms, conditions and provisions of this Agreement, to forbear for a specified period from exercising, respectively, the various rights and remedies available to the Lenders and the Agent when an Event of Default has occurred and is continuing under the Loan Agreement, to BBL when payment default has occurred and is continuing under the Equipment Leases and to Back Bay when an "Event of Default" has occurred and is continuing under the Back Bay Agreement by reason of any Forbearance Default.

     Accordingly, in consideration of the Loans, the Term Loan outstanding under and as defined in the Back Bay Agreement, the Equipment Leases, the mutual undertakings hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
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     Section 1.  Acknowledgments and Agreements by Borrower.  The Borrower
                 ------------------------------------------
acknowledges and agrees that:

     (a) Events of Default under the Loan Documents, payment defaults under the Equipment Leases and "Events of Default" under the Back Bay Agreement have occurred and now exist and are continuing;

     (b) The Loan Documents (as defined in each of the Loan Agreement and the Back Bay Agreement) and the Equipment Leases executed and delivered by the Borrower are the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms;

     (c) The Security Interest granted by the Borrower to the Agent in the Collateral and the Real Estate and the Liens granted by the Borrower to Back Bay in the "Collateral" and the "Real Estate Collateral" (each as defined in the Back Bay Agreement) are duly perfected Liens, subject only to Permitted Liens or "Permitted Encumbrances" (as defined in the Back Bay Agreement), respectively; and

     (d) All of the Secured Obligations and Junior Secured Obligations are absolutely due and owing by the Borrower to the Lenders, their Affiliates and the Agent and all of the "Liabilities" (as defined in the Back Bay Agreement) are absolutely due and owing by the Borrower to Back Bay, and all lease payments, whether or not denominated as rental, due under the Equipment Leases are absolutely due and owing by the Borrower to BBL, in each case without any defense, deduction, offset or counterclaim.

     Section 2.  Agreement to Forbear.  The Agent and the Lenders, BBL and Back
                 --------------------
Bay agree that during the Forbearance Period (as hereinafter defined) they will not, solely by reason of the Forbearance Defaults, exercise any right or remedy available to them upon default by the Borrower, other than as expressly set forth in this Agreement. Further, during the Forbearance Period the Lenders may continue in their discretion to make Revolving Credit Loans to the Borrower in accordance with the provisions of the Loan Agreement except as modified as follows:

     (a) To the extent not reflected herein, the terms and conditions of the letter of consent of even date herewith with respect to the MAI Loan (as hereinafter defined) are incorporated by reference in the Loan Agreement;

     (b)  The definition "Borrowing Base" is amended by redesignating clause
(a)(ii) thereof as clause (a)(iii) and clause (b)(v)(B) thereof as clause
(b)(v)(C) and inserting new clauses (a)(ii) and (b)(v)(B), both to read as follows:

          ( ) an amount equal to the amount of real property taxes on owned Real Estate that are past due from time to time, less the amount then on deposit in

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

     any escrow or other account maintained for the benefit of BBC with respect to such taxes, plus

     (c)  Section 11.1 is amended in its entirety to read as follows:

          SECTION 11.1.  Financial Ratios.  Permit EBITDA for (i) February 1999
                         ----------------
     to be less than $200,000, (ii) February and March 1999 to be less than $550,000, (iii) February, March and April 1999 to be less than $1,050,000 or (iv) February 1 through May 31, 1999 to be less than $2,050,000.

     (c) In addition to the other reports and notices required by the Loan Agreement, the Borrower shall provide to the Agent (i) before the close of business on each Business Day, a report of sales and collections for the preceding Business Day and (ii) not later that Tuesday of each week, a cash budget for the 90-day period beginning on the preceding Monday including at least budgeted sales, collections, cash receipts and disbursements, accounts receivable and accounts payable balances, inventory, and Loan balance and availability under the Revolving Credit Facility, on a weekly basis, such reports to be in form satisfactory to the Agent.

"Forbearance Period" means the period beginning on the date hereof and ending on the earlier of May 28, 1999, the date on which any Forbearance Condition (as hereinafter defined) fails or ceases to be satisfied.

     Section 3.  Forbearance Conditions.  The following conditions shall
                 ----------------------
constitute the "Forbearance Conditions":

     (a) The Borrower shall timely perform all of its obligations under this Agreement;

     (b) Other than the Forbearance Defaults, no Default, Event of Default, or "Event of Default" under and as defined in the Back Bay Agreement shall occur or be continuing;

     (c) No payments shall have been made by the Borrower after the date of this Agreement to any Affiliate of the Borrower or in respect of principal of or interest on any Subordinated Debt;

     (d) Contemporaneously with the execution and delivery of this Agreement the Borrower shall have received $1.5 million in cash, being the net proceeds of a subordinated loan made by Moore Assets International Limited (registration no. 84998B), a company organized under the International Business Companies Act of the Commonwealth of the Bahamas, pursuant to documentation substantially in the form attached hereto as Exhibit A and otherwise in form and substance satisfactory to the Agent (the "MAI Loan") and the proceeds of the MAI Loan shall be applied upon receipt

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

to repayment of Revolving Credit Loans outstanding under the Loan Agreement (but without any reduction in the Revolving Credit Facility);

     (e) No payment of interest on or repayment or prepayment of principal of the MAI Loan shall be made by the Borrower;

     (f) The Borrower shall on or before March 31, 1999, pay any and all real property taxes in respect of owned Real Estate that are past due or on such date deposit in escrow with BankBoston or another escrow agent satisfactory to both Back Bay and the Borrower an amount equal to the amount of real property taxes due and unpaid on the Borrower's owned Real Estate (being approximately $400,000 on the date of this Agreement), pursuant to an escrow agreement that will provide for the release of the escrowed funds (i) to pay such real property taxes directly upon instruction to Back Bay from the Borrower, (ii) to the Borrower upon presentation to Back Bay of evidence reasonably satisfactory to it of payment in full of such real property taxes, or (iii) to pay such real property taxes at any time after Back Bay has commenced enforcement actions under the Back Bay Agreement or any of the Loan Documents (as defined therein) or any governmental authority has commenced any adverse action against the Borrower or the subject Real Estate arising out of the non-payment of such real property taxes, and otherwise in form and substance satisfactory to Back Bay and the escrow agent; and

     (g) The representations and warranties contained in the Loan Agreement and the Back Bay Agreement shall be correct in all material respects; and

     (h) The Borrower shall, and shall demonstrate to the Agent's satisfaction from time to time upon request by the Agent that the Borrower does, timely deduct from the wages of its employees all payroll taxes and make timely and proper deposits of all payroll and other "trust fund" taxes.

     Section 4.  Forbearance Terminated.  If any one or more of the Forbearance
                 ----------------------
Conditions is not satisfied, the agreements of the Lenders and the Agent and of Back Bay to forbear as set forth in Section 2 shall, at the election of the Required Lenders or Back Bay, as the case may be, terminate without notice to the Borrower, and the Lenders and the Agent or Back Bay shall thereupon have and may exercise from time to time all of the remedies available to them under the Loan Documents (as defined in the Loan Agreement or the Back Bay Agreement, as applicable) and Applicable Law by reason of the existence of continuing Events of Default or "Events of Default" (under and as defined in the Back Bay Agreement).

     Section 5.  Representations and Warranties of Borrower.  The Borrower
                 ------------------------------------------
hereby represents and warrants to the Agent and the Lenders and Back Bay that:

     (a) The Borrower has no knowledge of any Defaults or Events of Default existing under the Loan Documents or "Events of Default" existing under the Back Bay

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Agreement or the other "Loan Documents" as defined therein or defaults existing under the Equipment Leases, other than the Forbearance Defaults;

     (b) Subject to such existing Events of Default and "Events of Default," the representations and warranties of the Borrower set forth in the Loan Documents (as defined in the Loan Agreement and the Back Bay Agreement) are true and correct in all material respects on and as of the date of this Agreement;

     (c) The Borrower has the power and authority and has taken all necessary steps to authorize it to execute, deliver and perform its obligations under this Agreement in accordance with its terms, this Agreement has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; and

     (d) The execution, delivery and performance by the Borrower of this Agreement does not require any Governmental Approval, violate any Applicable Law, conflict with or result in a breach of the Borrower's certificate of incorporation or by-laws, or conflict with or result in a breach of or constitute a default under any material provisions of any indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property may be bound or any Governmental Approval applicable to the Borrower or its property.

     Section 6.  Application of Proceeds.  The Borrower hereby agrees, any
                 -----------------------
provision of the Loan Agreement or any other Loan Document to the contrary notwithstanding, that as between the Borrower, on one hand, and the Agent and the Lenders on the other, the Agent shall have the right to apply and reapply any and all Collateral, proceeds thereof, other amounts received by the Agent for application to the Secured Obligations and any property of the Borrower at any time in the possession of the Agent or any Lender or any Affiliate of the Agent or any Lender to the payment of the Secured Obligations in any order that the Agent in its sole and absolute discretion may determine from time to time.

     Section 7.  Governing Law; General Provisions.  (a)  This Agreement shall
                 ---------------------------------
be governed by and construed in accordance with the laws of the State of Georgia (without reference to conflict of laws principles). Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the federal court of the Northern District of Georgia in any case arising out of a dispute hereunder and agrees that service upon it may be made by mail addressed to the address specified hereunder for giving of notices.

     (b) This Agreement may be executed in any number of copies and by the parties on separate copies, all of which taken together shall constitute a single agreement.

     (c) Captions of Sections, subsections, schedules or exhibits herein or attached hereto are for convenience of reference only and shall not be considered in interpreting or construing any provision of this Agreement and its attachments.

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

     (d) The parties to this Agreement do not intend to create, and no provision hereof shall be deemed to have created, any rights in favor of any Person not a party to this Agreement.

     (e) This Agreement may not be amended or otherwise modified except in writing, signed by the parties to this Agreement.

     (f) All notices, demands and other communications provided for hereunder shall be in writing and shall be deemed given to the addressee on the third Business Day after deposit in the United States mail, first-class postage prepaid, or upon confirmation during customary business hours of receipt of a facsimile transmission, address to any party hereto at the address or facsimile number appearing under such party's name on the signature pages of this Agreement or to such other address and number as any party may specify for itself by notice given to all other parties in the manner described in this
Section 7(f).

     (g) This Agreement is not intended to be, and it shall not be construed to be, a novation or accord and satisfaction and, except as expressly modified hereby, the Loan Agreement, the Back Bay Agreement and the other Loan Documents (as defined in both the Loan Agreement and the Back Bay Agreement) remain in full force and effect and are hereby ratified and confirmed.

     Section 8.  No Waiver.  (a)  None of this Agreement, the forbearance by the
                 ---------
Agent and the Lenders and Back Bay hereunder, the Lenders' continued Revolving Credit Loans to the Borrower in accordance with the terms of the Loan Agreement and this Agreement or the Agent's or the Lenders' or Back Bay's discussions or negotiations with the Borrower or any Affiliate of the Borrower are intended to be, nor are they nor shall they be deemed to be, a waiver of or consent to the Events of Default or "Events of Default" (as defined in the Back Bay Agreement) referred to herein or any other Default or Event of Default or "Event of Default." The Borrower agrees that no Default or Event of Default or "Event of Default" (as defined in the Back Bay Agreement) has been waived or released, or shall be considered to have been cured by reason of the Agent and the Lenders or Back Bay entering into this Agreement or performing the terms hereof, including, without being limited to, forbearing from the exercise of available remedies and making further Revolving Credit Loans to the Borrower.

     (b) None of this Agreement, the forbearance by the Agent and the Lenders, BBL, and Back Bay hereunder, the Lenders' continued Revolving Credit Loans to the Borrower in accordance with the terms of the Loan Agreement and this Agreement or the Agent's or the Lenders', BBL's or Back Bay's discussions or negotiations with the Borrower or any Affiliate of the Borrower are intended to be, nor are they nor shall they be deemed to be, a waiver or forbearance of any of the rights, powers or remedies of The CIT Group/Commercial Services, Inc. with respect to the ledger debt of the Borrower (which is indebtedness for goods and services purchased by the Borrower from any party whose accounts receivable are factored or financed by The CIT Group/Commercial Services, Inc.).

     Section 9.  Release; Waiver of Jury Trial.  (a)  TO INDUCE THE LENDERS AND
                 -----------------------------
THE AGENT AND BACK BAY TO ENTER INTO THIS AGREEMENT, THE BORROWER HEREBY RELEASES EACH LENDER AND THE AGENT AND BACK BAY, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ASSIGNS, FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION AND OTHER LIABILITIES OF ANY KIND, WHETHER MATURED OR UNMATURED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED, AT LAW OR IN EQUITY, THAT THE BORROWER HAS OR HAS HAD AGAINST ANY LENDER OR THE AGENT OR BACK BAY.

     (b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

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

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer(s) as of the date first above written.


                                        BORROWER:

[Corporate Seal]                        TEXFI INDUSTRIES, N.A.
Attest:

                                        By: /s/ Andrew J. Parise, Jr.
By: /s/Robert P. Ambrosini                  --------------------------
    ------------------------------          Name: Andrew J. Parise, Jr.
    Robert P. Ambrosini                     Title: CEO, President
    Executive Vice President and
    Chief Financial Officer

                                        AGENT:

                                        BANKBOSTON, N.A.


                                        By: /s/ Christian B. Colson
                                            -------------------------
                                            Christian B. Colson
                                            Managing Director

                                        LENDERS:

                                        BANKBOSTON, N.A.


                                        By:  /s/ Christian B. Colson
                                             --------------------------
                                             Christian B. Colson
                                             Managing Director

                                        Address:
                                             115 Perimeter Center Place, N.E.
                                             Suite 500
                                             Atlanta, Georgia  30346
                                             Attn:  Christian B. Colson
                                             Facsimile No.:  (770) 393-4166

                                        THE CIT GROUP/COMMERCIAL
                                        SERVICES, INC.:


                                        By: /s/ Grover P. Reinle
                                            ---------------------------
                                            Grover P. Reinle
                                            Senior Vice President

                                        Address:
                                            1211 Avenue of the Americas
                                            New York, New York  10036
                                            Attn:  Grover P. Reinle
                                            Facsimile No.:  (212) 382-6840

                                        BANCBOSTON LEASING INC.:


                                        By: /s/ Jeanette M. Knoblock
                                            ----------------------------
                                            Name:  Jeanette M. Knoblock
                                            Title: Assistant Vice President

                                        Address:
                                            100 Federal Street
                                            Boston, Massachusetts  02110
                                            Att:  Jeanette M. Knoblock
                                            Facsimile no.:  (617) 434-0974

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

                                         BACK BAY:

                                         BACK BAY CAPITAL FUNDING LLC


                                         By: /s/ Robert DeAngelis
                                             ---------------------------
                                             Name:  Robert DeAngelis
                                             Title: Managing Director

                                         Address:
                                             40 Broad Street
                                             Boston, Massachusetts 02109
                                             Attn:  Robert DeAngelis
                                             Facsimile No.:  (617) 434-4339

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

                                                                      SCHEDULE 1

                           Existing Events of Default
                           --------------------------
                                 Loan Agreement
                                 --------------


1. Failure to furnish financial statements for Fiscal Year 1998 in accordance with Section 10.1(a) of the Loan Agreement.

2. Failure to furnish timely financial reports for first Fiscal Quarter of Fiscal Year 1999 in accordance with Section 10.1(b) of the Loan Agreement.

3.   Noncompliance with the provisions of Section 11.1(b) (Minimum Capital
                                                           ---------------
     Funds).
     -----

4.   Noncompliance with the provisions of Section 11.1(a) (Debt Service Coverage
                                                           ---------------------
     Ratio).
     -----

5. Event of Default pursuant to Section 12.1(e) of the Loan Agreement by reason of the Back Bay Defaults.

6.   Non-payment of 1997 real property taxes in State of North Carolina.

7.   February payment default under the Equipment Leases.

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

                                                                      SCHEDULE 2

                           Existing Events of Default
                           --------------------------
                               Back Bay Agreement
                               ------------------


1. Failure to furnish financial statements for Fiscal Year 1998 in accordance with Section 5-7 of the Back Bay Agreement.

2. Failure to furnish timely financial reports for first Fiscal Quarter of Fiscal Year 1999 in accordance with Section 5-5 of the Back Bay Agreement.

3.   Noncompliance with the provisions of Section 5-11 (maintenance of (Minimum
                                                                        -------
     Capital Funds and Debt Service Coverage Ratio).
     -------------     ---------------------------

4. Event of Default pursuant to Section 8-6 of the Back Bay Agreement by reason of the Events of Default (as defined in the Loan Agreement).

5.   Non-payment of real property taxes in State of North Carolina.

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